Exhibit 15.1

CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.

We hereby consent to the use of our name in the Annual Report on Form F-20 of Adecoagro S.A. for the year ended December 31, 2022 and any amendments thereto (the “Annual Report”) and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2022 prepared for Adecoagro S.A., wherever appearing in the Annual Report, including but not limited to our company under the heading “Item 4 – Information about the Company” in the Annual Report.

We also hereby consent to the incorporation by reference of the use of our name and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2022 prepared for Adecoagro S.A. to be used wherever appearing in Adecoagro S.A.’s Annual Report on Form20-F for the year ended December 31, 2022, which is referenced in the previously filed Registration Statements on FormS-8 (File Nos. 333-270782, 333-264097, 333-254958, 333-230636, 333-217141, 333-207017 and 333-173327) under the heading “PART II–Item3. Incorporation of Documents by Reference.”

Dated: April 26, 2023

Cushman & Wakefield Argentina S.A.

By:	/s/ Julio C. Speroni
Name:	Julio C. Speroni
Title:	Valuation Manager